Exhibit 10(23)

March 1, 2001

Dr. Peter B. Corr
385 Meadow Creek Drive
Ann Arbor, MI 48105

Dear Dr. Corr:

We hope you share in the excitement of the integration of two great organizations – Pfizer and Warner-Lambert – and know you are keenly mindful of the challenges and opportunities ahead.

We believe you have demonstrated exceptional skills, talents and judgment and can be a major contributor in Pfizer. Accordingly, we are pleased to confirm your position of Executive Vice President, Pfizer Global Research & Development (PGRD) and President, Worldwide Development, reporting to me. As discussed, you are now a member of the Corporate Management Council and have been elected a Corporate Officer of Pfizer Inc. In this position, you will be required to relocate to the New London, Connecticut area. The timing of that move will be determined in discussions with me.

Commensurate with the responsibilities of this position, we will provide you with a base salary of no less than $600,000 per annum and an annual incentive target award of 50% of base salary, ranging up to a maximum of 100% of base salary, depending upon your performance against objectives. Although your duties and responsibilities may change from time to time, for the three years following the merger, assuming acceptable performance and your continued employment, your annualized Pfizer salary and annual incentive award will not be less than $980,600.00, the total of your Warner-Lambert salary and MICP award immediately preceding the merger.

In your position as Executive Vice President, PGRD, you will be eligible for stock option grants. The annualized value of the stock option grant(s) that you receive during the 36-month period beginning May 12, 2000 (i.e., the period ending May 12, 2003) will not be less than the Black-Scholes value of the last stock option grant that you received from Warner-Lambert. As discussed, you will be provided the opportunity to participate in the Company’s Performance-Contingent Share Award Program with your stock options adjusted accordingly.

In addition, assuming your acceptable performance and continued employment, all of your welfare and pension benefits and perquisites as specified in your Offer of Employment with Warner-Lambert dated September 24, 1998, including without limitation the deferred compensation plan, will be in effect for the three-year period following the merger. Also, all benefits available under the ESP will remain in effect.

We believe that by placing you in the position of Executive Vice President, PGRD, we are indicating our substantial commitment to you in the new organization. Similarly, we think your agreement to the terms set out in this letter is indicative of your commitment to the new Pfizer organization.

This Agreement constitutes the entire agreement between Pfizer Inc. and you, and supersedes and cancels any and all prior and contemporaneous written and oral agreements, if any, between Pfizer Inc. and you.

You should review this Agreement carefully with your legal and/or financial advisor.

Sincerely,

/s/ John F. Niblack
John F. Niblack

Acknowledged and agreed:

/s/ Peter B. Corr                   3-22-01
Peter B. Corr                        Date